Exhibit 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form 1-A Regulation A Offering Statement of Elevate.Money REIT I, Inc (the “Company”) of our report dated May 1, 2023, relating to the Company’s financial statements as of and for the years ended December 31, 2022 and 2021.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ BAKER TILLY US, LLP

Irvine, California

August 21, 2023

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